Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement

dated April 8, 2010

Registration No. 333-165942

April 8, 2010

WORTHINGTON INDUSTRIES, INC.

$150,000,000 6.50% Notes due 2020

Pricing Term Sheet

This term sheet to the preliminary prospectus supplement dated April 8, 2010 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Worthington Industries, Inc.

Ratings: (Moody’s / S&P)*	Baa2 / BBB

Ratings Outlooks: (Moody’s / S&P)*	Negative / Stable

Security Type:	Senior Unsecured Notes

Pricing Date:	April 8, 2010

Settlement Date: (T+3)	April 13, 2010

Aggregate Principal Amount:	$150,000,000

Title of Securities:	6.50% Notes due 2020

Final Maturity Date:	April 15, 2020

Benchmark Treasury:	3.625% UST due February 15, 2020

Benchmark Treasury Yield / Price:	3.890% / 97-27

Spread to Benchmark Treasury:	+2.625%

Yield to Maturity:	6.515%

Coupon:	6.50%

Public Offering Price:	99.890%

Gross Proceeds:	$149,835,000

Interest Payment Dates:	April 15 and October 15

First Interest Payment Date:	October 15, 2010

Record Dates:	April 1 and October 1

Optional Redemption Provision:	At any time at a discount rate equal to the Treasury Rate plus 45 basis points

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	981811 AD4 / US981811AD47

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC

Co-Managers:	Banc of America Securities LLC, J.P. Morgan Securities Inc., PNC Capital Markets LLC, RBS Securities Inc., Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 and Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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